Exhibit 12.1

                                                           HRPT PROPERTIES TRUST
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Interest Only)
                                                           (dollars in thousands)


                                    Nine Months Ended
                                       September 30,                               Year Ended December 31,
                                -------------------------    ------------------------------------------------------------------
                                    2002        2001(1)          2001(1)      2000(1)       1999(1)      1998(1)     1997(1)
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item             $66,221      $68,430          $89,659      $110,086     $116,638     $136,756      $97,230
  Fixed charges                      67,337       69,257           91,305       104,337       91,420       66,612       38,703
  Distributions from equity
     investments                     20,344       19,968           26,651        30,294       18,606       10,320        9,640
  Capitalized interest               (2,832)        (603)            (787)       (1,680)      (1,488)        (447)        (165)
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Adjusted Earnings                  $151,070     $157,052         $206,828      $243,037     $225,176     $213,241     $145,408
                                ============ ============    ============= ============= ============ ============ ============

Fixed Charges:
  Interest expense (including
     amortization of note
     discounts and deferred
     financing fees)                $64,505      $68,654          $90,518      $102,657      $89,932      $66,165      $38,538
  Capitalized interest                2,832          603              787         1,680        1,488          447          165
                                ------------ ------------    ------------- ------------- ------------ ------------ ------------
Total Fixed Charges                 $67,337      $69,257          $91,305      $104,337      $91,420      $66,612      $38,703
                                ============ ============    ============= ============= ============ ============ ============

Ratio of Earnings to Fixed
  Charges                              2.2x          2.3x             2.3x         2.3x          2.5x         3.2x         3.8x
                                ============ ============    ============= ============= ============ ============ ============


(1) Reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.